Exhibit 99.1

Sphere 3D Launches First Vertically Integrated Bitcoin Mining Facility

STAMFORD, Connecticut, March 18, 2025 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company") today announced that its newest Bitcoin mining site in Iowa is officially online. This milestone represents a significant strategic shift for the Company as it moves away from hosted and third-party mining operations toward full ownership and control of its infrastructure.

By directly managing its infrastructure and energy procurement, the Company is poised to significantly improve efficiency and increase profit margins, leveraging historically low energy prices below $4 per MWh. The transition to a vertically integrated model allows Sphere 3D to directly control power procurement, optimize operational efficiency, and enhance long-term scalability. By owning the facility end-to-end, the Company gains greater flexibility over its cost structure and energy strategy, positioning itself for sustainable growth in an evolving market.

"This launch marks a pivotal moment for our Company," said Kurt Kalbfleisch, Acting CEO of Sphere 3D. "By taking full control of our mining infrastructure, we can operate more efficiently, improve margins, and future-proof our business against shifting industry dynamics. Vertical integration is the next step in our evolution and strengthens our ability to thrive in an increasingly competitive Bitcoin mining landscape."

As Bitcoin mining continues to evolve, Sphere 3D remains committed to scaling its operations, improving efficiency, and maintaining its leadership in high-margin, sustainable mining practices. The launch of this facility marks the beginning of a new growth phase, as the Company explores additional opportunities to expand its vertically integrated model in strategic locations.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the Company's executive team continuing to execute on the Company's strategy, in addition to other matters discussed in this press release that are not purely historical data.  We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.  Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements.  For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2024 and other filings with the Securities and Exchange Commission, as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Sphere 3D Contacts

Investor.relations@sphere3d.com